EXHIBIT 10.1

June 15, 2005

Mr. Andrew F. Donchak

233 Avenida La Cuesta

San Clemente, CA 92672

Dear Mr. Donchak:

Reference is hereby made to that certain letter agreement (the “Letter”), dated October 1, 2002, between Autobytel Inc. (the “Company”) and you (“Executive”).

The Company and Executive hereby agree as follows:

Executive’s last day as an employee of the Company will be July 31, 2005. Executive hereby resigns effective July 31, 2005 from all his positions as an officer and/or director of the Company and any of it subsidiaries. Executive may choose to terminate his employment with the Company prior to such date in which event the resignation date shall be as of such earlier date.

Based on Executive’s representation to the Company that Executive has not engaged in conduct that would constitute Cause (as defined in Schedule I attached to the Letter), Executive and the Company agree that such resignation and termination of employment is for Good Reason (as defined in Schedule I attached to the Letter) under the Letter and that Executive will have all rights under the Letter pertaining to such termination of employment. Any payment under the Letter for termination for Good Reason shall be deducted from any payment that may be due Executive under the Letter in connection with a termination prior to a Change of Control (as defined in Schedule I attached to the Letter). Any payments referred to above shall be provided only if the Executive has executed (and not revoked) a release in favor of the Company (which release shall be substantially in the form attached as Exhibit A).

Notwithstanding the foregoing, the Executive shall not be entitled to such rights and such options shall not vest and become exercisable if during the period from the date hereof through the date of Executive’s resignation (i) Executive is convicted of, or pleads nolo contendre for, any crime or felony; (ii) Executive has engaged in any gross willful misconduct which has a materially injurious effect on the business or reputation of the Company; (iii) Executive has engaged in gross dishonesty which has a materially injurious effect on the business or reputation of the Company; or (iv) Executive fails to consistently discharge his duties under this letter which failure continues for thirty (30) days following written notice from the Company detailing the area or areas of such failure. For purposes hereof, no act or failure to act, on the part of the Executive, shall be considered “willful” if it is done, or omitted to be done, by the Executive in good faith or with reasonable belief that his action or omission was in the best interest of the Company.

The provisions of this letter are severable which means that if any part of this letter is legally unenforceable, the other provisions shall remain fully valid and enforceable.

No modification, waiver, amendment, discharge or change of this letter, shall be valid unless the same is in writing and signed by the party against whom enforcement of such modification, waiver, amendment, discharge, or change is sought.

Any controversy or claim arising out of, or related to, this letter, or the breach thereof, shall be settled by binding arbitration in the City of Irvine, California, in accordance with the rules then in effect of the American Arbitration Association, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party hereto shall pay its or their own expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this letter, or the breach thereof, provided, however, the Company shall pay and be solely responsible for any attorneys’ fees and expenses and court or arbitration costs incurred by the Executive as a result of a claim that the Company has breached or otherwise failed to perform this letter or any provision hereof to be performed by the Company if the Executive prevails in the contest in whole or in part.

This	letter shall be construed and enforced in accordance with the laws of the State of California.

Please execute a copy of this letter confirming your acceptance of and agreement with the foregoing.

Sincerely,

/s/ Richard A. Post
Richard A. Post
President and CEO

AGREED AND ACCEPTED:

this 15th day of June, 2005.

/s/ Andrew F. Donchak

Andrew F. Donchak